Exhibit 10.75

AMENDMENT NO. 1 TO VESTING AGREEMENT

This Amendment No. 1 to Vesting Agreement (“Amendment”), effective as of January 6, 2016, is entered into by and between PEDEVCO Corp. (herein referred to as the “Company”), and _________________ (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive have entered into a Vesting Agreement, dated May 21, 2015 (the “Prior Vesting Agreement”), which deferred vesting with respect to certain unvested shares of restricted common stock of the Company held by the Executive which are scheduled to vest on January 7, 2016 (the “January 2016 Vesting Shares”);

WHEREAS, the Company and the Executive have entered into a new Vesting Agreement, dated December 29, 2015 (the “New Vesting Agreement”), which defers vesting with respect to certain additional unvested shares of restricted common stock of the Company held by the Executive which are scheduled to vest upon certain triggers as set forth in the New Vesting Agreement; and

WHEREAS, the parties wish to amend the New Vesting Agreement to provide that the January 2016 Vesting Shares shall not vest on January 7, 2016, but shall instead be included in the definition of “Subject Shares” thereunder and vest in accordance with the provisions of the New Vesting Agreement as “Subject Shares” thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Section 1 of the New Vesting Agreement is amended and restated in full to read as follows:

“Delay of Vesting of Unvested Stock.  Immediately upon the effectiveness of this Agreement, the future vesting of Unvested Stock subject to vesting from January 1, 2016 through June 1, 2016 (the “Delay Period”) in accordance with such Unvested Stock’s vesting schedules, including all Unvested Stock that is subject to vesting on January 7, 2016 pursuant to the terms of the Prior Vesting Agreement (as defined below) (all such Unvested Stock, the “Subject Shares”), held by the Executive shall be delayed, with no further vesting occurring except as provided under this Agreement.  For avoidance of doubt, any previously delayed vesting of unvested shares of restricted common stock of the Company held by the Executive that is scheduled to occur on January 7, 2016 pursuant to that certain Vesting Agreement entered into by the Executive and the Company, dated May 21, 2015 (the “Prior Vesting Agreement”) shall be further delayed pursuant to this Agreement, with such shares included as “Subject Shares” hereunder.”

2.	Except to the extent modified hereby, the Agreement shall remain in full force and effect.

3.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

[Signature Page Follows]

Amendment to Vesting Agreement

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

The “Company”	PEDEVCO Corp.

Date: January 6, 2016	By:
Frank C. Ingriselli
Chief Executive Officer

The “Executive”

Date: January 6, 2016

Amendment to Vesting Agreement